Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS OF
CHINACAST EDUCATION CORPORATION
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of ChinaCast Education Corporation of our report, dated March 25, 2008, relating to our audit of the consolidated financial statements of Hai Lai Education Technology Limited and subsidiaries for the years ended December 31, 2007 and 2006 included in the Current report on Form 8-KA filed by ChinaCast Education Corporation on May 30, 2008.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
JIMMY C.H. CHEUNG & CO.
Certified Public Accountants
Hong Kong
Date: September 18, 2008